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Contact:	Michael Bermish Investor Relations Officer 732-212-3321

FOR IMMEDIATE RELEASE

WELLMAN DENIES JUSTICE DEPARTMENT ALLEGATIONS OF PRICE FIXING

July 6, 2004, Shrewsbury, NJ - Wellman, Inc. (NYSE:WLM) announced today that it received a letter from the Department of Justice that identifies it as a target in a grand jury investigation of a conspiracy to fix prices in connection with polyester staple fiber. Wellman was also advised by DOJ that two of its employees may receive similar target letters.

According to the letter received by Wellman, lawyers from the Dallas Field Office of the Antitrust Division of the Department of Justice are seeking authority to present an indictment to the grand jury to charge Wellman in connection with this alleged conspiracy. Wellman continues to deny that it or any of its employees engaged in price fixing and plans to vigorously defend any action that may be brought against it.

Wellman, Inc. manufactures and markets high-quality polyester products, including PermaClear® and EcoClear® brand PET (polyethylene terephthalate) packaging resins and Fortrel® brand polyester fibers. One of the world's largest PET plastic recyclers, Wellman utilizes a significant amount of recycled raw materials in its manufacturing operations.

Forward-Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes," "expects," "anticipates," and similar expressions are intended to identify forward-looking statements. These statements are made as of the date hereof based upon current expectations and we undertake no obligation to update the information contained herein. These forward-looking statements involve certain risks and uncertainties, including but not limited to: reduced raw material margins; the financial condition of our customers; fiber and textile imports; availability and cost of raw materials; the impact of a governmental investigation of pricing practices in the polyester staple fiber industry; availability of financing, changes in financial markets, interest rates, credit ratings, and foreign currency exchange rates; regulatory changes, tax risks, U.S., European, Asian and global economic conditions; prices and volumes of imports; work stoppages; levels of production capacity and profitable operation of assets; prices of competing products; natural disasters and acts of terrorism; and maintaining the operations of our existing production facilities. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of our common stock. For a more complete description of the prominent risks and uncertainties inherent in our business, see our Form 10-K for the year ended December 31, 2003.

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